Exhibit 10.27

November 18, 2015

(BY E-MAIL)

Mr. Todd Herndon

Dear Todd,

This letter confirms my offer to you to join Gardner Denver, Inc. (“GDI”) as the Chief Financial Officer of the Industrials Group of GDI (“GDI Industrials”), reporting directly to the Chief Executive Officer of GDI Industrials.

This offer is contingent upon successful completion of a background check and pre-employment drug screening with acceptable results. Our Corporate Human Resources Department will contact you to arrange the drug screening.

The terms of GDI’s offer include the following:

1.	Duties: While employed hereunder, you will perform such duties as are assigned to you in your capacity as Chief Financial Officer of GDI Industrials by the Chief Executive Officer of GDI Industrials, devoting your full business time and attention to the business and affairs of GDI.

2.	Start Date: Your employment with GDI will commence January 17, 2016 (the “Start Date”).

3.	Location: This position is based in Milwaukee, Wisconsin, subject to such business travel as may be reasonably required to perform your duties with GDI.

4.	Salary: While employed hereunder, your annual base salary will be USD $350,000.00, paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time time).

5.	Management Incentive Plan Bonus Program: Beginning with GDI’s 2016 fiscal year and for each fiscal year you are employed hereunder, you will be eligible to participate in the Gardner Denver, Inc. Management Incentive Plan annual bonus program (the “MIP”). Your target annual incentive opportunity under the MIP for each fiscal year will be 100% of your annual base salary as in effect for the given fiscal year (the “Target Bonus”). Your actual annual cash incentive award may over- or under-earn your target annual incentive opportunity, depending on GDI’s performance against its goals.

The specific performance objectives and measures for your annual incentive opportunity will be defined and reviewed for each fiscal year and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

Todd Herndon

November 18, 2015

6.	Investment in Parent Holding Company; Long-Term Incentive Program: See attached Addendum A for details regarding your opportunity to invest in, and receive a long-term incentive award in respect of, the common stock of Renaissance Parent Corp., our parent holding company.

7.	Retirement Plans: While employed hereunder, you will be eligible to participate in GDI’s retirement savings plans, based on the then current company policy.

8.	Health and Welfare Insurance Coverage: While employed hereunder, you also will be eligible for other benefits coverage, including medical, dental, and life insurance and disability along with a comprehensive wellness program for your health & well-being. A brief summary of these benefit programs as currently in effect will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st of each calendar year. GDI shall, if you elect to receive health insurance continuation coverage under COBRA from your previous employer, reimburse you for the cost of such health insurance continuation coverage premiums that you procure during the period beginning on your termination of employment from your previous employer and the date that you are eligible to enroll in the GDI health plans (which eligibility will occur on or shortly following your Start Date).

9.	Vacation: You will be eligible for 5 weeks of vacation per year.

10.	Severance Arrangements: If GDI terminates your employment without Cause or you terminate your employment for Good Reason (each as defined in the management equity agreements referenced in Addendum A hereto), and subject to your continued compliance with the restrictive covenants (as provided in the management equity agreements), GDI will:

a.	provide you with continued payment over a 12-month period (the “Severance Period”) of your annual base salary, payable in substantially equal monthly installments over the Severance Period (the “Severance Payment”); and

b.	so long as you timely elect to continue to participate in GDI’s health insurance plan under COBRA, provide you with continued coverage under GDI’s health insurance plan on the same basis as actively employed employees of GDI for the 12 months following the date your employment terminates (or, if earlier, through the date you become employed by another employer and eligible for health insurance coverage at such employer) (such provision of coverage, the “Benefit Continuation”).

Todd Herndon

November 18, 2015

Receipt of the above severance payments and benefits is contingent on your execution (without revocation) of a waiver and release agreement in a form customarily used by GDI; in the event that commencement of payment of the Severance Payment could begin in one of two calendar years, depending upon GDI’s receipt of such executed waiver, payment of the Severance Payment will begin in the second calendar year, in compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

c.	Upon any termination of your employment, you will receive, by no later than the second payroll date following your termination date, any unpaid payments of base salary previously earned but unpaid through such date, and other payments and benefits under applicable employee benefit plans or programs to which you are entitled pursuant to the terms of such plans or programs.

11.	Miscellaneous: GDI shall be entitled to withhold from the payment of any compensation and provision of any benefit under this offer letter such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes. This offer letter and any dispute hereunder shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. Any controversy or claim arising out of or relating to this offer letter that cannot be resolved by you and GDI shall be submitted to a single arbitrator who shall be a retired judge with substantial experience in arbitrating executive compensation disputes, in accordance with the dispute resolution provisions of the GDI Executive Severance Policy.

12.	Other Conditions: This offer of employment, and your continued employment hereunder, is further conditioned upon your signed agreement to, and ongoing compliance with, any code of conduct, business ethics and proprietary information agreements customarily required to be signed by new employees of GDI.

By signing and accepting this offer of employment, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, GDI as its employee; (ii) you have not and shall not bring onto company premises, or use in the course of your employment with GDI, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this offer letter. You further agree to keep this offer, its terms and any confidential or proprietary information of GDI, its parent holding company or any of their affiliates that you may acquire during the process of receiving and negotiating this offer, confidential.

[Signatures on next page.]

Todd Herndon

November 18, 2015

Todd, I am very excited about the prospect of your acceptance of this offer to become a part of the Gardner Denver corporate team. I am confident you can make a positive contribution to our goal of growing the Company into a more profitable organization.

Please acknowledge your acceptance of this offer and your agreement to the terms and conditions of this letter, under which you will be employed with GDI, by signing and dating this letter on the space provided below and emailing a PDF back to me.

Sincerely,

/s/ Peter Stavros

Peter Stavros
Director
Gardner Denver, Inc.

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Todd Herndon
Todd Herndon

November 20, 2015
Date

PRIVILEGED & CONFIDENTIAL

Addendum A— Todd Herndon

Equity Target

Investment; Long-Term Incentive Program:	Investment: It is expected that Executive will, subject to satisfaction of applicable securities laws requirements, invest a minimum of $1.0 million into the common stock of Renaissance Parent Corp. (“Holdings”) no later than two months following Executive’s Start Date. Such investment will be at the appraised value of the common stock of Holdings as of the date of Executive’s investment, which may be higher or lower than the appraised value of the common stock of Holdings as of Executive’s Start Date.
Long-Term Incentive Program: A long term incentive plan (“LTI Platt”) has been established to give members of management at Gardner Denver, Inc. (“GDI”) the opportunity to share in the value appreciation of GDI. Through the grant of options in Holdings with a strike price at then-current fair market value of Holdings’ shares, the intended goal of this LTI Plan is to provide the Executive with the opportunity (although not the guarantee) to earn pre-tax proceeds (net of the strike price) in respect of such value appreciation of up to and potentially more than USD $8.0 million.[1]
The LTI Plan grants to Executive are in the form of options to purchase shares of Holdings stock, 50% of which are subject to time vesting and 50% are subject to performance vesting. The time vesting options vest as to one-third (rounded to the nearest whole share) each year on the last day of each of Holdings’ fiscal years from 2016 through 2018. The performance vesting options vest as to one-third (rounded to the nearest whole share) per year as of the last day of each of Holdings’ fiscal years from 2016 through 2018 provided that GDI achieves annual EBITDA targets.
Any options and Holdings stock Executive acquires are subject to the LTI Plan terns and other terms contained in management equity agreements with Holdings and the Investors. These terms include, generally, transfer restrictions, company call rights, tagalong and dragalong rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of GDI).

[1]	Assuming a certain exit value is achieved in 2018. Details of a corresponding financial forecast and exit multiple assumption will be presented separately. Actual value appreciation could be lesser or greater than amount stated above, depending upon performance of GDI and market factors. GDI makes no representations as to financial performance